Exhibit 10.9

[Stream Global Services, Inc. Letterhead]

January 28, 2011

Michael J. Henricks

Dear Michael:

On behalf of Stream Global Services, Inc. (“Stream” or the “Company”), it is my pleasure to extend an offer to you for the position of Vice President, Revenue with a start date of Monday, March 7, 2011.  In this position, your direct manager will initially be Dennis Lacey, Executive Vice President & Chief Financial Officer.  Your position will be based in Minnesota.

All currency amounts set forth in this letter agreement are stated in US dollars.  Except as otherwise noted herein, the compensation amounts described in this letter (i) are gross amounts and are subject to reduction for taxes and withholdings required under applicable law, and (ii) will be paid under the U.S. payroll.  The Company will pay any bonus due to you in the year following the year in which the services were rendered, unless the bonus program specifically provides for a different payment schedule that complies with Section 409A (as defined below).

COMPENSATION

Base Salary:  The bi-weekly base salary rate for the above position is 7,115.38.  This salary rate equates to the gross amount of $185,000 if calculated on an annual basis.

VARIABLE PAY

You are eligible to participate in our 2011 Management Incentive Plan (“MIP”) with an annual target opportunity of 40% of base salary subject to meeting the MIP guidelines. which are currently in development for 2011.  Further MIP details will follow as soon as they are finalized.

ADDITIONAL COMPENSATION

Equity Incentive Program:  You are eligible to participate in the long-term incentive program described in and subject to the Stream Global Services 2008 Stock Incentive Plan. You will be granted 40,000 options to purchase Stream stock, subject to Board approval.  Stock option awards are granted on the first Tuesday following your month of hire. The exercise price per share of stock will be the greater of $6.00 or the fair market value per share, per the close price as listed on Bloomberg as of the grant date (e.g. Tuesday, April 5, 2011).  An information package regarding your option grant will be sent to you within 45 days of your grant date.

BENEFITS

As a new Stream employee you will be eligible to participate in the following benefit plans:

Insurance:  Medical, prescription, vision, dental, life and AD&D insurance are offered by the Company. The terms of coverage, including eligibility, are controlled by the governing plan documents and remain subject to those plan documents, as amended from time to time.

Coverage begins on the first day of the month following 90 consecutive days of full-time employment, provided you complete your online enrollment between 61 and 90 days of date of hire.

The Company will reimburse you for the cost of your COBRA premiums until your coverage with Stream begins.  Such reimbursement shall be paid following receipt by the Company of acceptable proof of payment, provided that no payments shall be made after December 31, 2011.  You will be responsible for all taxes associated with any actual or imputed compensation attributable to this arrangement.

401(k): Stream Global Services offers a 401(k) Plan.  When you become eligible, your contribution is automatically set at 3% of your salary unless you opt-out, increase or decrease your contribution.  You will be given a choice of investment vehicles.  You may choose to defer a portion of salary contributions to the 401(k) as well as rollover money from other qualified 401 (k) plans.  Your participation in the 401(k) Plan will begin the next scheduled entry date (January 1st, April 1st, July 1st and October 1st) following your completion of 30 days of employment.

Vacation and Holidays: The Company offers vacation time after 90 days of service.  In your position you will accrue 15 vacation days in your first year of service. After one year of service, you will accrue 20 vacation days per year. Accrued rate are governed by Company policy.  The Company observes the following seven holidays: New Year’s Day, Memorial Day, Independence Day, Thanksgiving Day, Day after Thanksgiving, Labor Day, and Christmas Day.

Participation in any other benefit programs is based upon the particular requirements of each plan and will be discussed during your orientation. The benefits described are reviewed annually and are intended to be continued. However, the Company reserves the right at any time and at its discretion to amend, modify, reduce, discontinue, or terminate any benefit.

CHANGE OF CONTROL BENEFITS

Severance: If a Change of Control (as defined in Schedule 1) occurs during the first 12 months following the commencement of your employment with Stream and the Company subsequently terminates your employment within 12 months following such Change of Control for any reason other than (A) for Cause (as defined in Schedule 1) or (B) as a result of death or permanent disability, and you sign and do not revoke a release of claims, as provided to you by the Company within the timing specified below, then the Company shall pay to you, as severance pay and in lieu of any further salary for periods subsequent to the date of termination, salary continuation in accordance with its regular payroll schedule an aggregate amount equal to 0.5 times your annual base salary at the rate in effect just prior to the time notice of termination of employment is given (i.e., for avoidance of doubt, salary continuation representing an aggregate period of 6 months).

Release Timing: To receive any severance benefits provided for under this letter agreement or otherwise, you must deliver to the Company a general release of claims on the form the Company provides, which release must become irrevocable within 60 days following the date of your termination of employment. Benefits will be paid or commence in the first regular payroll beginning after the release becomes effective, subject to any delays required pursuant to Section 409A outlined below; provided, however, that if the last day of the 60 day period for an effective release falls in the calendar year following the year of your date of termination, the severance payments will be paid or begin no earlier than January 1 of such subsequent calendar year.

Effect on Employment:  The Company reserves the right to terminate your employment or service at any time and for any reason or for no reason, with or without cause, and with or without advance notice.

Section 409A:  For all purposes of this letter agreement, effective as of the effective date of this letter agreement, and notwithstanding any provision herein to the contrary:

(a)  No amount subject to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) of the “Code”) that is payable to you upon termination of employment shall be payable unless such termination constitutes a “separation from service” as defined for purposes of Section 409A (“Separation from Service”).

(b)  If you are deemed at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, then to the extent delayed commencement of any portion of the benefits to which you are entitled under this letter agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefit shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service, or (ii) the date of your death. Upon the earlier of such dates, all payments deferred pursuant to this provision shall be paid in a lump sum to you (or your estate), and any remaining payments due under this letter agreement shall be paid as otherwise provided herein.  The determination of whether you are a “specified employee” for purposes of Section 409A as of the time of his or her Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder.  Each installment of the payments and benefits provided under this letter agreement shall be treated as a separate “payment” for purposes of Section 409A and the guidance issued thereunder.  Notwithstanding the foregoing, to the extent that this letter agreement or any payment or benefit hereunder is determined not to comply with Section 409A, then neither the Company, its Board of Directors, nor any of its designees, agents, or employees will be liable to you or any other person for any actions, decisions, or determinations made under this letter agreement or for any resulting adverse tax consequences.

EMPLOYMENT ELIGIBILITY

You will need to provide original documents to verify your eligibility to work such as a driver’s license, passport, original social security card, alien registration, and/or birth certificate in accordance with the instructions on the back of the I-9 form which you will receive on your date of hire. The law requires the Company to obtain identification and employment eligibility documentation within three business days of your hire date. Failure to provide these documents within three business days of your hire date will result in the company rescinding the offer of employment until these documents are provided.

This offer and continued employment is contingent upon the successful completion of a background check. This offer and continued employment is also contingent upon your not being subject to any legal or contractual restrictions that would prevent you from being employed by, or performing services on behalf of, Stream.

CONFIDENTIALITY REQUIREMENTS

As part of your new position with Stream, you will gain special skills and have access to confidential information. Consequently, we require that you sign a confidentiality and non-solicitation agreement on your date of hire.

USE OF COMPANY PROPERTY

While you are employed with Stream, we will provide you with the use of certain company property.  You will be responsible for the care, maintenance (ordinary wear and tear excepted) and return of this property.

EMPLOYMENT RELATIONSHIP

During your employment, you will be required to adhere to the Company’s policies and procedures as set forth at any time in the Company’s Employee Handbook. While we anticipate a lengthy and satisfying employment relationship, it is Stream’s policy that all employees are employees at will and, as such, are free to resign at any time with or without reason. Stream, likewise, retains the right to terminate the employment relationship at any time with or without Cause or other reason or notice.

The compensation details of this offer are confidential and may only be discussed with your manager or a member of the Human Resources Department.

We look forward to having you join the Stream team.

Sincerely,

/s/ Andrew Suchoff
Andrew Suchoff
Executive Vice President
Global Human Resources

I understand and accept the terms and conditions of this offer.

/s/ Michael J. Henricks	1/31/11
Michael J. Henricks	Date

Schedule I
Definitions

For purposes of this letter agreement:

“Cause” means your (a) failure (including as a result of death) to take or refrain from taking any corporate action consistent with your duties to the Company as specified in written directions of the Chief Executive Officer or the Chief Operations Officer or the Board of Directors, (b) willful engagement in illegal conduct or gross misconduct that is injurious to the Company, (c) conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony; (d) fraud upon the Company including, without limitation, falsification of Company records or financial information; and (e) breach of any of the non-compete, non-solicitation, and proprietary information provisions entered into with the Company.

“Change of Control” means the occurrence of any of the following events:

(a)           the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a) or (d), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition of securities of the Company by Ares Corporate Opportunities Fund II, L.P. (“ACOF II”), Providence Equity Partners, LLC (“PEP”) or Ayala Corporation (“Ayala”); or any affiliate thereof, including, without limitation, any investment fund, investment partnership, investment account or other investment person whose investment manager, investment advisor, managing member or general partner, is ACOF II, PEP or Ayala or an affiliate of ACOF II, PEP or Ayala or any member, partner, director, officer or employee of such investment manager, investment advisor, managing member or general partner of ACOF II, PEP or Ayala or any affiliate of ACOF II, PEP or Ayala; or

(b)                                 such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this letter agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors a the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)                                  the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 35% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or

(d)                                 approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

provided, however, that with respect to any compensation subject to Section 409A, a “Change-in-Control of the Company” shall be deemed to occur only if any of the foregoing events occur and such event that occurs is a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).

[Stream Global Services, Inc. Letterhead]

November 6, 2012

Michael Henricks

Dear Mike,

On behalf of Stream Global Services, it is my pleasure to confirm your promotion and salary increase effective November 1, 2012.  Your new title will be Chief Financial Officer, reporting to Kathy Marinello, Chairman and Chief Executive Officer.

COMPENSATION

Base Salary: Your new bi-weekly base salary is $9,423.08.  This salary equates to $245,000 when calculated on an annual basis.

VARIABLE PAY

Your annual incentive target will be 60% of your salary, your actual bonus opportunity may be prorated based on time in position.  Participation in the Plan is subject to all terms and conditions detailed in the plan document which will be provided to your under spate cover.

BENEFITS

Your benefits as a Stream employee will remain the same.

CONFIDENTIALITY REQUIREMENTS

The Confidentiality and Non-Solicitation Agreement you previously signed remains in full force and effect.

EMPLOYMENT RELATIONSHIP

You continue to be an employee-at-will and, as such, are free to resign at any time with or without reason. Stream, likewise, retains the right to terminate the employment relationship at any time with or without reason or notice.

If you have any questions please feel free to contact me.

Sincerely,

/s/ Barbara Weyl
Barbara Weyl
Executive Vice President
Global Human Resources